Exhibit 3.6

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/19/2000 001255887 – 3195967

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PAETEC-DVN ACQUISITION, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

PAETEC-DVN ACQUISITION, INC., a corporation incorporated, organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is PaeTec-DVN Acquisition, Inc. (“the Corporation”).

SECOND: The amendment to the Certificate or Incorporation to be effected is as follows:

Article FIRST or the Certificate of Incorporation, relating to the Name of the Corporation is amended to read as follows:

“1. Name: The name of the corporation is Data Voice Networks, Inc. (the “Corporation”).

THIRD: The Amendment set forth herein was duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent as permitted under the Bylaws and Section 141(f) of the General Corporation Law, and by the written consent of the stockholder having a majority of the votes entitled to be cast, in accordance with Section 228 of the General Corporation Law. This Amendment was duty adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WEREOF the undersigned, a duly authorized officer of the Corporation, has executed this Certificate on May 10, 2000.

PAETEC-DVN ACQUISITION, INC

By:	/s/ Timothy J. Bancroft
Timothy J. Bancroft
Vice President, Finance